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                                                                     EXHIBIT 5.1

                                                                    [letterhead]

April 11, 2005

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Re: Opinion of Counsel

Ladies and Gentlemen:

      I am Vice President, General Counsel, and Corporate Secretary of Alaska Communications Systems Group, Inc. (the "Company"). This opinion concerns the issuance by the Company of up to 250,000 shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock") for purposes of contributing such shares to the Alaska Communications Systems Retirement Plan (the "Plan") under the Company's Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission (the "Commission") on April 11, 2005 (the "Registration Statement").

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with this opinion, I have examined: (i) the Registration Statement as filed with the Commission under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect;
(iii) the Amended and Restated By-Laws of the Company, as presently in effect;
(iv) a specimen certificate representing the Common Stock; and (v) certain resolutions of the Board of Directors of the Company relating to the adoption of the Plan, the issuance of Shares and related matters. I have also examined such records of the Company and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

      I am a member of the Bar of the State of Alaska and this opinion is limited to the laws of the State of Alaska, Federal laws of the United States and the General Corporation Law of the State of Delaware. I do not express any opinion as to the effect of any other laws on the opinion stated herein.

      Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, as well as my familiarity with the affairs of the Company, I am of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and, upon issuance of and payment for the Shares in accordance with the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                            Sincerely,

                                            /s/ Leonard A. Steinberg
                                            -----------------------------------
                                            Leonard A. Steinberg
                                            Vice President, General Counsel and
                                            Corporate Secretary